Acknowledgement and Acceptance of Special Servicer

May 7, 2021

BY EMAIL

Wilmington Trust, National Association, as Trustee 1100 North Market Street Wilmington, Delaware 19890 Attention: CMBS Trust Services – COMM 2018-HOME Email: CMBSTrustee@wilmingtontrust.com

RE:	Acknowledgement and Acceptance of Special Servicer with respect to the TriBeCa House Whole Loan;

COMM 2018-Home Mortgage Trust Commercial Mortgage Pass-Through Certificates, Series 2018-HOME

Ladies and Gentlemen:

Reference is made to (i) the Pooling and Servicing Agreement (the “PSA”) dated as of June 1, 2018, between Deutsche Mortgage & Asset Receiving Corporation, as Depositor, Wells Fargo Bank, National Association as Master Servicer, AEGON USA Realty Advisors, LLC, as Special Servicer, Wilmington Trust, National Association, as Trustee, Wells Fargo Bank, National Association, as Certificate Administrator, Paying Agent and Custodian, and Park Bridge Lender Services LLC, as Operating Advisor, relating to the COMM 2018-HOME Mortgage Trust Commercial Mortgage Pass-Through Certificates, Series 2018-HOME; and (ii) the Agreement Between Noteholders dated as of June 8, 2018 by and between the original holders of the loan secured by real and personal property commonly known as TriBeCa House (the “Co-Lender Agreement”). Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to such terms in the PSA.

Pursuant to Section 3.22(b) of the PSA and Section 7 of the Co-Lender Agreement, the undersigned hereby agrees with all the other parties to the PSA that the undersigned shall serve as Special Servicer with respect to the TriBeCa House Whole Loan under, and as defined in, the PSA. The effective date (the “Effective Date”) of the appointment of the undersigned as Special Servicer with respect to the TriBeCa House Whole Loan shall be the date hereof. The undersigned hereby assumes, as of the Effective Date, all of the responsibilities, duties and liabilities of the Special Servicer with respect to the TriBeCa House Whole Loan under the PSA and the Co-Lender Agreement that arise on and after the Effective Date. The undersigned hereby makes, as of the date hereof, the representations and warranties set forth in Section 2.04(b) of the PSA mutatis mutandis with all references to “Agreement” in Section 2.04(b) of the PSA to include this Acknowledgement and Acceptance of Special Servicer in addition to the Agreement, with the following corrections with respect to type of entity and jurisdiction of organization: Situs Holdings, LLC is a duly formed limited liability company, validly existing in active status under the laws of the State of Delaware.  The undersigned further represents and warrants that it satisfies all of the eligibility requirements applicable to special servicers set forth in the PSA, including that it is a Qualified Replacement Special

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Acknowledgement and Acceptance of Special Servicer

Servicer, and that all requirements and preconditions for the appointment of the undersigned as Special Servicer with respect to the TriBeCa House Whole Loan have been satisfied.

Situs Holdings, LLC’s address for notices pursuant to Section 11.05 of the PSA is as follows:

Situs Holdings, LLC

101 Montgomery Street, Suite 2250

San Francisco, California 94104

Attention: Curt Spaugh

E-mail: curtspaugh@situsamc.com

with a copy to:

Situs Group, LLC

5065 Westheimer, Suite 700E

Houston, Texas 77056

Attention: Legal Department

E-mail: legal@situsamc.com

and

samnotice@situsamc.com.

Sincerely,

SITUS HOLDINGS, LLC

By: /s/ Adriana Boudreaux

Name: Adriana Boudreaux

Title: Deputy General Counsel

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